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                                                                    Exhibit 99.1

(ALLIED HEALTHCARE PRODUCTS, INC. LOGO)

CONTACT: DANIEL C. DUNN
         CHIEF FINANCIAL OFFICER
         (314) 771-2400

                   ALLIED HEALTHCARE FIRST QUARTER NET INCOME
             FALLS BECAUSE OF SUPPLY PROBLEMS, HIGHER MATERIAL COSTS

     ST. LOUIS, November 9, 2006 - Allied Healthcare Products, Inc. (NASDAQ:
AHPI) reported that its net income fell about 57 percent to $202,000, or 3 cents per diluted share, during its first quarter ended September 30, 2006, versus $466,000, or 6 cents per share, for the first quarter last year.

     Sales in the first quarter totaled about $14.5 million, a decline of about $509,000, or 3.4 percent, compared to the same period last year. Most of the sales shortfall - about $400,000 - was caused by insufficient deliveries of components by suppliers. Actual customer order rates for the quarter were basically flat, compared to the prior year.

     Allied margins were squeezed by higher material costs. Continuing a trend that became evident in fiscal 2006, material costs increased by 8.3 percent over the first quarter of fiscal 2006, primarily for copper and zinc-based parts.

     Suppliers' delivery problems should be resolved by the end of the second quarter, according to Earl Refsland, president and chief executive officer.

     A combination of price increases for products and purchased material cost reductions will be put in place to offset higher material costs, Refsland said.

     Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated

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based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

                                       ##

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                           Three months ended
                                             September 30,
                                       -------------------------
                                           2006          2005
                                       -----------   -----------
Net sales                              $14,477,442   $14,986,280
Cost of sales                           10,957,890    11,011,763
                                       -----------   -----------
Gross profit                             3,519,552     3,974,517
Selling, general and administrative
   expenses                              3,190,997     3,169,959
                                       -----------   -----------
Income from operations                     328,555       804,558
Interest income                            (28,169)       (7,957)
Other expense, net                           9,302        11,069
                                       -----------   -----------
                                           (18,867)        3,112
                                       -----------   -----------
Income before provision
   for income taxes                        347,422       801,446
Provision for income taxes                 145,788       335,605
                                       -----------   -----------
Net income                             $   201,634   $   465,841
                                       ===========   ===========
Basic and diluted earnings per share   $      0.03   $      0.06
                                       ===========   ===========
Weighted average common shares
Outstanding - Basic                      7,859,903     7,829,577
                                       -----------   -----------
Weighted average common shares
Outstanding - Diluted                    8,065,153     8,061,758
                                       -----------   -----------

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                      September 30,     June 30,
                                                                           2006           2006
                                                                      -------------   ------------
ASSETS
Current assets:
   Cash and cash equivalents                                          $  2,418,227    $  2,696,324
   Accounts receivable, net of allowances of $430,000                    7,586,497       7,429,355
   Inventories, net                                                     11,944,922      11,491,305
   Other current assets                                                    660,555         224,853
                                                                      ------------    ------------
         Total current assets                                           22,610,201      21,841,837
                                                                      ------------    ------------
   Property, plant and equipment, net                                   11,063,163      11,252,934
   Goodwill                                                             15,979,830      15,979,830
   Other assets, net                                                       254,534         255,845
                                                                      ------------    ------------
         Total assets                                                 $ 49,907,728    $ 49,330,446
                                                                      ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                   $  3,670,235    $  3,208,699
   Deferred income taxes                                                   687,056         689,942
   Deferred revenue                                                        465,000         465,000
   Other accrued liabilities                                             2,778,569       2,834,495
                                                                      ------------    ------------
         Total current liabilities                                       7,600,860       7,198,136
                                                                      ------------    ------------
Deferred revenue                                                         1,356,250       1,472,500
                                                                      ------------    ------------
Commitments and contingencies

Stockholders' equity:
      Preferred stock; $0.01 par value; 1,500,000 shares
         authorized; no shares issued and outstanding                           --              --
      Series A preferred stock; $0.01 par value; 200,000 shares
         authorized; no shares issued and outstanding                           --              --
      Common stock; $0.01 par value; 30,000,000 shares
         authorized; 10,178,069 shares issued at September 30, 2006 and 10,155,569 shares issued at June 30, 2006: 7,874,577
         shares outstanding at September 30, 2006 and 7,852,077
         shares outstanding June 30, 2006, respectively                    101,781         101,556
      Additional paid-in capital                                        47,347,131      47,258,182
      Retained earnings                                                 14,233,134      14,031,500
      Less: treasury stock, at cost; 2,303,492 shares at
         September 30, 2006 and June 30, 2006, respectively            (20,731,428)    (20,731,428)
                                                                      ------------    ------------
         Total stockholders' equity                                     40,950,618      40,659,810
                                                                      ------------    ------------
         Total liabilities and stockholders' equity                   $ 49,907,728    $ 49,330,446
                                                                      ============    ============